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                                                              FILE NO. 333-28537
                                                                  RULE 424(B)(3)

                             PROSPECTUS SUPPLEMENT
                       (TO PROSPECTUS DATED JULY 7, 1997)
                 (TO PROSPECTUS SUPPLEMENT DATED JULY 7, 1997)
                                     PROSPECTUS NUMBER: 1543


                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                                FIXED RATE NOTES

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

PRINCIPAL AMOUNT:         $100,000,000.00


TRADE DATE:               July 17, 1997


ORIGINAL ISSUE DATE:      July 30, 1997


MATURITY DATE:            July 30, 2012


INTEREST RATE:            7.15%


INTEREST PAYMENT DATES:   30th day of each July and January, commencing January 30, 1998 through and including the Maturity Date, subject to the following business day convention.


OPTIONAL REPAYMENT DATES: See "Other Provisions" below


INITIAL REDEMPTION DATE:  July 30, 2002


OTHER PROVISIONS:         Notwithstanding anything to the contrary contained herein, interest on the Notes shall be payable semi-annually on the 30th day of each July and January (the
                          "Interest Payment Dates"), commencing on January 30, 1998 through Maturity. This
                          Note is subject to a one time redemption at the option of the Company, in whole, on the Interest Payment Date occurring in July 2002, (the "Redemption Date") at the
                          Redemption Price together with interest thereon payable to the Redemption Date, on notice given, not more than 60 nor less than 30 days prior to the Redemption Date.
                          The Redemption Price with respect to this Note shall be 100% of the principal amount of the Notes.


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             The date of this Prospectus Supplement: July 17, 1997